Exhibit 9(viii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                             LICENSE AGREEMENT

     LICENSE AGREEMENT, dated as of November 14, 1996, among Bank of Boston Corporation (`BOBC''), The First National Bank of Boston (``FNBB'', and together with BOBC, the `Licensors''), and BayFunds, a Massachusetts business trust (the `Licensee'').

     Whereas, the Licensee is a mutual fund whose shares of beneficial interest are or will be made available to the public for investment; and

     Whereas, the Licensors have certain proprietary rights in the emblems and the servicemark described on Exhibit A hereto (collectively, the `BOBC Marks'); and

     Whereas, under certain conditions and for a specified period of time the Licensors wish to permit the 1784 Prime Money Market Fund portfolio of the Licensee to sue the BOBC Marks in connection with the Licensee's business (the `Business'') of being a mutual fund;

     Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. License and Term

     (a) The Licensors hereby grant to the 1784 Prime Money Market Fund portfolio of the Licensee a non-exclusive, fully-paid, limited and restricted license (`License''), upon the terms and subject to the conditions of this Agreement, to use, reproduce and distribute the BOBC Marks and the Licensors' trade dress associated with the BOBC Marks throughout the United States of America and the rest of the world, provided
(i) the Licensee shall use its rights under the License solely in connection with the conduct of the Business, and (ii) the Licensee shall not modify or create derivatives of any of the BOBC Marks.

     (b) The term of the License (the `Term'') shall commence upon the execution and delivery of this Agreement and shall continue until the termination of the License as provided in Section 5. The Licensors shall have no obligation to extend the Term.



     (c) The Licensee shall use its rights under the License only in strict compliance with (i) all applicable statutes, laws, rules, regulations, court orders and administrative determinations, and (ii) all agreements and other instruments governing the Licensors' rights in the BOBC Marks. Except as expressly provided in this Agreement, the Licensee shall not take any action that would, or would be likely to, terminate, modify, limit, restrict, encumber or otherwise adversely affect the rights and interests of the Licensors in the BOBC Marks.

Section 2. Intellectual Property Rights.

     (a) Subject tot he terms of the License, the Licensors shall retain all right, title, and interest in and to the BOBC Marks and the good will associated therewith, together will all derivative works, trademark, and servicemark registrations, applications for trademark and servicemark registrations, and trade dress relating thereto.

     (b) The Licensee shall, at its own expense, execute and deliver all instruments and documents, do all things, and take all actions as the Licensors may reasonably request for the purpose of further confirming or evidencing the rights of the Licensors in and to the BOBC Marks. The Licensee shall not, without prior consent of the Licensors in each instance, file any application for trademark, tradename, servicemark or other legal protection with respect to the BOBC Marks, any derivative works of any kind thereof, any trade dress associated therewith, or any names, marks, logos or slogans used in connection therewith;

     (c) The Licensee shall place on all labels, advertisements, wrappers, promotional pieces and other materials including or incorporating the BOBC Marks (the `Licensed Items'') such notices, trademarks, tradenames, servicemarks, logos, or statements and the Licensors may require in order to reflect the Licensors, proprietary rights in the BOBC Marks. The Licensee shall not, and shall not suffer or permit any other person to, alter, remove, obscure or obstruct any notices, trademarks, tradenames, servicemarks, or logos of the Licensors on any Licensed Items.

     (d) The Licensee acknowledges that the Licensors previously granted to 1784 Funds, a Massachusetts business trust, a non-exclusive, fully-paid, limited and restricted license to use the BOBC Marks in a License Agreement dated as of June 1, 1993, and to Federated Municipal Trust, a Massachusetts business trust, a non-exclusive, fully-paid, limited and restricted license to use the BOBC Marks in a Licensee Agreement dated as of November 14, 1996.



Section 3. License Fee

     The Licensors shall not be entitled to any fee or consideration for the License.

Section 4. Events of Default
     `Event of Default'' as used in this Agreement means failure of the Licensee to perform or observe any covenant or agreement of the Licensee in this Agreement (whatever the reason for such Event of Default and regardless of whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree, or order of any court or administrative agency).

Section 5. Termination

     (a) (i) Upon the occurrence of an Event of Default, the Licensors may, in their sole discretion and without prejudice to any other remedies that may be available to them, terminate the License by delivering to the Licensee a notice to that effect. Such notice shall be effective immediately (or at such later time as it may specify) and shall have the effect specified in paragraph (b) below.

          (ii) The Licensors may, at any time and in their sole discretion, terminate the License by delivering to the Licensee a notice to that effect. Such notice shall be effective 90 days hence (or at such later time as it may specify) and shall have the effect specified in paragraph
(b) below.

     (b) Upon the expiration of the Term, the rights and obligations of the parties under this Agreement shall expire, and, without limiting the generality of the foregoing, no party shall have any liability to any other party for compensation, reimbursement, or damages for the loss of prospective profits or anticipated sales or on account of any expenditures or investments made in anticipation of the continuation of the Term, except as follows:

     (i) no party shall be deemed to have waived or released any rights or remedies in respect of any breach by any other party of any of the terms and conditions of this Agreement that occurred prior to the end of the Term;

     (ii) the obligations of the parties under Section 2 shall survive the end of the Term; and



     (iii) the Licensee immediately shall cease using the BOBC Marks and shall promptly deliver to the Licensors (A) evidence that the names of each of the respective series and classes of the Licensee have been duly and properly changed to names which do not include any BOBC Mark, and (B) a certificate, signed by an authorized officer of the Licensee, to the effect that the Licensee has fully complied with its obligations under this
Section 5(b)(iii).

Section 6. Equitable Relief.

     The Licensee agrees that the remedies at law of the Licensors for any breach of the provisions hereof would be inadequate, the acknowledges that for breach of such provisions, the Licensors, in addition to such other remedies as may be available at law or in equity or as provided in this Agreement, should properly be entitled to injunctive relief and to enforce their rights by an action for specific performance.

Section 7. Notices.

     All notices, consents, approvals and other communications hereunder shall be in writing and shall be deemed to have been given when delivered by hand, courier service, or prepaid registered or certified mail (return receipt requested), addressed: (a) if to the Licensee, to the address of the Licensee set forth beneath its signature line hereto or to such other addresses as the Licensee shall have given the Licensor notice, and (b) if to either or both of the Licensors, to the addresses of Licensors set forth beneath their signature lines hereto, or to such other addresses as the Licensors shall have given the Licensee notice.

Section 8. Entire Agreement.

     This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof.

Section 9. Amendments.

     This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.



Section 10. Severability.

     The provisions of this Agreement are severable, and if any provision of this Agreement shall be held or deemed to be invalid, inoperative or unenforceable in whole or in part in any jurisdiction, for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other jurisdiction. Any court of competent jurisdiction is hereby authorized to reform this Agreement as necessary to render unenforceable any such invalid, inoperative, or unenforceable provision.

Section 11. Governing Law.

     This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts.

Section 12. Assignment.

     No party to this Agreement may assign or delegate to any other person or entity any of its rights or obligations hereunder without the prior written consent of each other party.

Section 13. Parties in Interest.

     This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing herein shall be construed to confer any right, interest, or benefit upon any third party.

Section 14. Counterparts.

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

Section 15. Headings.

     The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning of interpretation of this Agreement.



Section 16. Declaration of Trust.
     A copy of the Declaration of Trust of the Licensee is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Licensee by a duly authorized officer or officers of the Licensee acting in such capacity and not individually, and the obligations of the Licensee set forth in this Agreement are not binding on any of the Licensee's trustees, officers or shareholders individually, but are binding only upon the assets and property of the Licensee.

     IN WITNESS WHEREOF, the parties hereto have executed this License Agreement as an agreement under seal as of the date first set forth above.

BANK OF BOSTON CORPORATION

By:  /s/ John M. Baker
     Name:
     Title:
THE FIRST NATIONAL BANK OF BOSTON

By /s/ John M. Baker
     Name:
     Title:

Licensors' Notice Address:
100 Federal Street
Boston, MA 02110
Attn:     Allen W. Croessmann
     Managing Director, Asset Management

with copies to:
John M. Baker
Senior Counsel
The First National Bank of Boston
100 Federal Street, 01-19-02
Boston, MA 02110
BAYFUNDS
By:  /s/ Glen R. Johnson
     Name:  Glen R. Johnson
     Title:  President
Licensee's Notice Address:
Attention:  Secretary
Federated Investors Tower
Pittsburgh, PA  15222-3779





                                 EXHIBIT A

     All rights of the Licensors with respect to the servicemark 1784 FUNDS, including without limitation rights under the registration for such servicemark filed on January 25, 1993 with the United States Office of Patents and Trademarks, serial no. 74-351,906, and Registered in the U.S. Patent and Trademark Office on April 9, 1996, Registration No. 1,967,164.

     All rights of the Licensors with respect to the `Eagle'' icons, samples of which are set forth below: